UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Mistras Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

September 13, 2012

Dear Mistras Shareholder:

I am pleased to invite you to the 2012 annual shareholders meeting of Mistras Group, Inc. The meeting will be held at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey on Monday, October 15, 2012 at 5:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of seven directors to our Board of Directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013;

•	an advisory vote on our executive compensation; and

•	any other business which properly comes before the meeting.

Our 2012 Annual Report to Shareholders, which is enclosed with the accompanying Notice of Annual Meeting and Proxy Statement, contains detailed information about Mistras, including our audited financial statements for the fiscal year ended May 31, 2012.

Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible. Information about how to vote is including in the accompanying proxy statement, proxy card or in the voting instructions you will receive from your bank or broker. It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D. Chairman of the Board, Chief Executive Officer and President

Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 13, 2012

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Monday, October 15, 2012 at 5:00 p.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Monday, October 15, 2012

Where:	Mistras Group Headquarters 195 Clarksville Road, Princeton Junction, New Jersey 08550

Items of Business:

•    Election of seven directors, constituting the entire Board of Directors

•    Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013

•    An advisory vote on the Company’s executive compensation

•    Such other matters as may properly come before the meeting or at any adjournment or postponement thereof

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on August 24, 2012 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please sign, date and return your proxy card or submit your proxy and/or voting instructions as described in the accompanying proxy statement or on the proxy card promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

MICHAEL C. KEEFE Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

This Proxy Statement and Mistras Group, Inc.’s 2012 Annual Report are available electronically on the Internet at www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2012 annual meeting of shareholders (“2012 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2012 Annual Meeting, which will take place on October 15, 2012, beginning at 5:00 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the back cover of this proxy statement for directions. Shareholders will be admitted to the 2012 Annual Meeting beginning at 4:45 p.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (NYSE) under the symbol “MG” and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting, this Proxy Statement and the proxy card or voting instructions are first being distributed to shareholders on or about September 13, 2012 concurrently with the distribution of the Company’s 2012 Annual Report to Shareholders. In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder of record (that is, shareholders who hold their shares in their own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary before the voting occurs. If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2012 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Voting Recommendation of the Board. The Board recommends that shareholders vote:

•	FOR each of the seven nominees of the Board of Directors (Item 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Item 2); and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3).

Shareholders Entitled to Vote, Quorum and Votes Needed. Shareholders of record of our common stock at the close of business on August 24, 2012 are entitled to notice of and to vote at the 2012 Annual Meeting and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 28,133,415 shares outstanding.

For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the seven nominees receiving the most “FOR” votes will be elected to the Board. Accordingly, under Delaware corporate law and our bylaws, only votes “FOR” will affect the outcome of the vote. However, as set forth in the Director Resignation Policy described on Page 7, each director has agreed that if he or she receives more “Withheld”

votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the Board. Item 2, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares present or represented and entitled to vote on this matter at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Similarly, Item 3, Advisory Vote on Executive Compensation, also requires the affirmative vote of a majority of the shares present or represented and entitled to vote on this matter at the meeting. Abstentions from voting on this proposal and broker non-votes will have the practical effect of a vote against this proposal because an abstention or broker non-vote results in one less vote for the proposal.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors or on Item 3 regarding executive compensation in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote. You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this proxy statement in the accompanying postage-paid envelope provided. You also have the option of voting your shares over the Internet or by telephone. Voting over the Internet or telephone authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the election of directors (Item 1) or the advisory vote on executive compensation (Item 3), you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the advisory vote regarding executive compensation, no votes will be cast on your behalf on any of the items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2).

If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 and 3. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as inspector of election at the meeting.

Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission, or the SEC, soon after the meeting, which will be available on our website.

Electronic Access to Proxy Materials and Annual Report. This Proxy Statement and our 2012 Annual Report to Shareholders are available electronically on the Internet at www.proxyvote.com. You may also access these documents on our Web site at http://investors.mistrasgroup.com/financials.cfm.

CORPORATE GOVERNANCE

Overview

Our Board is committed to adopting and maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continually reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

•	Audit Committee Charter

•	By-Laws

•	Certificate of Incorporation

•	Corporate Governance Committee Charter

•	Code of Conduct

•	Code of Ethics for Principal Executive and Senior Financial Officers

•	Compensation Committee Charter

•	Complaint Procedures for Accounting and Auditing Matters

•	Corporate Governance Guidelines

•	Director Nominating Process and Policy

•	Director Qualification Criteria

•	Director Resignation Policy

•	Securityholder Communication Policy

•	Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board of Directors currently consists of seven members: Daniel M. Dickinson, James J. Forese, Richard H. Glanton, Michael J. Lange, Ellen T. Ruff, Manuel N. Stamatakis and Sotirios J. Vahaviolos.

In July 2012, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Ruff and Messrs. Dickinson, Forese, Glanton and Stamatakis, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below, and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Daniel M. Dickinson		Chair	Member
James J. Forese	Chair
Richard H. Glanton		Member	Member
Ellen T. Ruff	Member
Manuel N. Stamatakis	Member	Member	Chair

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations. The audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.

Compensation Committee

The compensation committee is responsible for, among other things:

•

reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including specific goals, targets and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the Board;

•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

•	overseeing the evaluation of our Board and management;

•	reviewing succession planning;

•	recommending members for each Board committee to our Board; and

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairperson and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company’s founder and 43% shareholder, Dr. Vahaviolos, serving in that dual role. The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, was the founder who built the Company from the beginning. Dr. Vahaviolos has led us successfully through numerous economic cycles and we have experienced excellent growth in revenue and profitability over many years. Dr. Vahaviolos’ combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees, customers and other constituents. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors take into account Dr. Vahaviolos’ 43% ownership interest in the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for us.

Lead Director

In July 2010, the Board established the position of independent Lead Director, which the Board determined should also be the Chair of the Corporate Governance Committee. At that time, the Board designated

Mr. Stamatakis, the Chair of the Corporate Governance Committee, as the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions of the Board; communicates to the CEO results of the executive sessions, including any follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, principal accounting officer, controller, persons performing similar functions, and other senior finance and accounting managers. This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public.

We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting confidential information, intellectual property and other valuable company assets, avoiding conflicts of interest, following employment policies and practices and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs, based upon the Board’s current profile and the Board’s current and anticipated needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board takes into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary, at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2013 in order to receive adequate consideration for the 2013 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Director Resignation Policy

In fiscal 2012, upon the recommendation of the Corporate Governance Committee, the Board adopted a Director Resignation Policy. Pursuant to this policy, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;

•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or

•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Other Key Governance Matters

Executive Sessions. The Audit Committee met four times and the Compensation Committee met once during fiscal year 2012 in executive session without members of management present. The independent directors met three times during fiscal year 2012 in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance; and succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 43% ownership, his history as our founder and his stature in and knowledge of the asset integrity management and non-destructive testing, or NDT, industry. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Board Meetings. During 2012, the Board held six meetings, the Audit Committee and the Compensation Committee each had five meetings and the Corporate Governance Committee had four meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance. The Company expects all directors to attend the annual meeting of shareholders. All of our directors elected at our 2011 annual shareholders meeting attended the meeting.

Communication with the Board. Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy, which has been approved by the Board and can be found on our website at www.investor.mistrasgroup.com/governance.cfm.

DIRECTOR COMPENSATION

We began compensating our non-employee directors in 2011. Prior to then, our non-employee directors did not receive any compensation. In fiscal 2011, the Board adopted a non-employee director compensation plan. For fiscal 2012, the annual director fee was set at $30,000 and the annual equity grant was made in shares of our common stock with an intended market value on the date of grant of $40,000. The committee chairperson fees were the same as in 2011: $10,000 for the Audit Committee chairperson and $7,500 for each of the chairpersons of the Compensation Committee and Corporate Governance Committee. The director fees and committee chair fees are paid quarterly in cash, but directors can elect to receive these fees in shares of our common stock.

The following is the compensation of our non-employee directors in fiscal 2012.

	Cash	Stock (1)	Total
Daniel Dickinson	$37,500	$40,473	$77,973
James Forese	$40,000	$40,473	$80,473
Richard Glanton	$30,000	$40,473	$70,473
Ellen Ruff	$30,000	$40,473	$70,473
Manuel Stamatakis	—	$78,235	$78,235

(1)	Stock awards are valued based upon the fair market value at the time of the grant in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three day period ending on the grant date, which is the reason for the difference between the award values above and the intend market value, using the three day average.

For fiscal 2013, the directors will receive annual cash retainers of $40,000, payable quarterly, and an equity award of 2,500 shares of our common stock. The fees for committee chairpersons will remain the same. As discussed in the Compensation Discussion and Analysis (“CD&A”) below, the Compensation Committee retained Pay Governance LLC to review various aspects of our executive compensation programs in 2011. In conjunction with that review, Pay Governance also benchmarked our non-employee director compensation against a peer group, which is discussed further in the CD&A, and a broad general industrial comparable group. The Corporate Governance Committee and the Board took this information into consideration, as well as the directors’ general knowledge of the levels of compensation for non-employee directors at public companies, when setting non-employee director compensation for 2012 and for 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, Messrs. Dickinson, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees and executive officers and their family members, and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance Corporate Governance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

The following are transactions with related persons requiring approval under our policy. We entered into most of these transactions prior to our initial public offering, or IPO, in October 2009. Since our IPO, the Corporate Governance Committee has reviewed all of these transactions and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters, located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman, CEO and President. The lease currently provides for monthly payments of approximately $68,000 (which increases annually to a maximum of approximately $72,000) and terminates on October 31, 2014.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $19,000 and terminates January 12, 2016.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2012, Dr. Vahaviolos’ daughter received approximately $179,000 in total compensation and benefits. At the landlord’s request, Dr. Vahaviolos’ daughter personally guaranteed payments on a four year lease at approximately $6,700 per month for office space for our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our IPO, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos, whereby we granted Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2012, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2012 (September 29, 2012), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of July 31, 2012, we had 28,038,007 shares of common stock outstanding.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. The address for the directors and executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Officers
Sotirios J. Vahaviolos (1)	12,892,092	43.6%
Daniel M. Dickinson	8,262	*
James J. Forese	54,262	*
Richard H. Glanton	4,610	*
Michael J. Lange (1)	545,419	1.9%
Ellen T. Ruff	4,658	*
Manuel N. Stamatakis	16,280	*
Francis T. Joyce (1)	26,769	*
Dennis Bertolotti (1)	82,490	*
Michael C. Keefe (1)	17,373	*
Directors and Executive Officers as a Group (1)	14,073,422	47.2%
Other 5% Holders
Baron Capital Group, Inc. and related persons (2)	2,359,800	8.4%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1) Includes options to purchase common stock exercisable as of July 31, 2012 or within 60 days thereafter and all unvested restricted stock units (“RSUs”) for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	1,462,500	62,801	1,525,301
Michael J. Lange	97,108	24,311	121,419
Francis T. Joyce	17,500	9,269	26,769
Dennis Bertolotti	19,500	18,097	37,597
Michael C. Keefe	4,376	12,997	17,373
Directors and Officers as a Group	1,647,165	153,194	1,800,359

(2) Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2011. Baron Capital Group, Inc. and Ronald Baron have reported shared dispositive power with respect to all such shares of common stock and shared voting power with respect to 2,109,800 shares of common stock. BAMCO, Inc. has reported shared voting power with respect to 2,100,000 shares of common stock and shared dispositive power with respect to 2,350,000 shares of common stock. Baron Small Cap Fund has reported shared voting and dispositive power with respect to 1,500,000 shares of common stock. Baron Capital Management, Inc. has reported shared voting and dispositive power with respect to 9,800 shares of common stock. The address of each of the reporting persons in this group is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

Stock Ownership Guidelines

In 2012, the Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the past three years (excluding shares a director has elected to take in lieu of cash fees). Our CEO is required to hold five times his annual base salary and all other executive officers are required to hold at least two times their annual base salary. Our current executive officers have until January 2017 to meet these guidelines, and future executive officers will have five years from appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2012, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except Michael Lange was late filing one report on Form 4 for one transaction.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:	ELECTION OF DIRECTORS

All seven members of our Board of Directors are standing for election for a one-year term expiring at the 2013 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. In addition, a majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Dickinson, Forese, Lange and Stamatakis and Dr. Vahaviolos have been on our Board for over seven years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision making of the Board.

We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

Daniel M. Dickinson

Director since 2003, age 51

Mr. Dickinson is currently a Managing Partner of HCI Equity Partners, a private investment firm located in Washington, DC, where he has been employed since 2001. Prior to joining HCI Equity Partners in 2001, Mr. Dickinson was Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson serves as a director and a member of the audit committee of Caterpillar, Inc. as well as a director of several private companies. Mr. Dickinson received a J.D. and M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering and Materials Science from Duke University.

The Board believes that Mr. Dickinson’s experience in mergers and acquisitions, private equity business and role as an investment banker provides important insight for the Company’s growth strategy, which includes acquisitions. His significant financial expertise and experience, both in the U.S. and internationally, contributes to the Board’s understanding and ability to analyze complex issues, particularly as the Company looks to expand its international business. His experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

James J. Forese

Director since 2005, age 76

Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in July 2003. Prior to joining HCI Equity Partners, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese is a director and chairman of the audit committee of Progressive Waste Solutions, and non-executive chairman since January 2010, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the Board of Directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’ experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens some of the Board’s and Audit Committee’s key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since 2009, age 65

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to the elected officials. From May 2003 to May 2007, Mr. Glanton served as the Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc. where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. degree in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003, age 52

Mr. Lange is Group Executive Vice President, Services for the Company, overseeing our entire Services division. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000. Mr. Lange is a well-recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for over 20 years. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics.

The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Ellen T. Ruff

Director since 2011, age 63

Ms. Ruff is currently a partner in the law firm McGuire Woods, LLP, where she focuses on state and Federal regulation for the firm’s energy clients, having joined the firm in July 2011. Previously, Ms. Ruff had a 32 year career with the Duke Energy organization, one of the largest electric power companies in the United States focused on electric power and gas distribution operations, and other energy services in the Americas. Ms. Ruff served as President of Nuclear Development at Duke Energy from December 2008 until her retirement in December 2010. Prior to that position at Duke Energy, Ms. Ruff served as President of Duke Energy Carolinas, an electric utility providing electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy in 1978 and prior to these last two offices, held various positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; Group Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs. Ms. Ruff currently serves on the Board of Directors of Aqua America, Inc., having been first elected to its board in 2006, and is a member of its Executive Compensation Committee. Ms. Ruff has a B.A. in Business from Simmons College and a J.D. from the University of North Carolina Chapel Hill.

The Board believes Ms. Ruff’s extensive knowledge and experience in the power industry will provide the Board with unique insight to that industry, in which the Company has many customers and is seeking to increase its presence. Furthermore, Ms. Ruff’s significant legal and general business experience, successful leadership, demonstrated by serving in roles such as General Counsel and President of large organizations, and her experience as a director of another public company, are important qualifications, skills and experience that benefit the Board.

Manuel N. Stamatakis

Director since 2002, age 64

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania. Mr. Stamatakis is also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit and charitable organizations, and currently serves, among others, as Chairman of the Board of Trustees of Drexel University College of Medicine, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge, and experience, particularly the experience and knowledge gained from starting and leading a substantial business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO and of a substantial business enterprise and as a board member of numerous not-for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978, age 66

Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos worked at AT&T Bell

Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from the Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 43% ownership interest in the Company, position him well to serve as our Chairman.

Vote Required and Recommendation of the Board. The seven nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year 2013. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment of PwC if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders best interests.

A representative of PwC is expected to attend the 2012 Annual Meeting and will have the opportunity to make a statement if the PwC representative desires to do so and to respond to appropriate questions presented at the meeting.

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the votes cast for this matter. The Board intends to vote all proxies for the ratification of PwC, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2013.

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s financial statements and evaluating the Company’s system of internal controls, and expressing its opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon its audit and evaluation. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and PwC.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and PwC (including private sessions with the internal auditors, PwC, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

The Audit Committee has discussed with PwC matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, PwC provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee and PwC have discussed PwC’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by PwC and the fees and costs billed and expected to be billed by PwC for those services in evaluating PwC’s independence.

Based upon these reviews and discussions with management and PwC, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s consolidated audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012, for filing with the Securities and Exchange Commission.

James J. Forese, Chairman

Ellen T. Ruff

Manuel N. Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by PwC for the audits for each of the past two fiscal years for professional services rendered for the audit of our financial statements and the fees billed in each of the past two fiscal years for the other services listed below:

	2012	2011
Audit Fees	$1,139,024	$1,190,232
Audit-Related Fees	—	96,000
Tax Fees	19,705	120,800
All Other Fees	5,715	5,073

Total	$1,164,444	$1,412,105

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, and audits of statutory financial statements for certain international subsidiaries.

Audit-Related Fees. Audit-related fees consisted of fees associated with our registration statement on Form S-3 related to our secondary offering in May 2011.

Tax Fees. Tax fees consisted primarily of fees associated with tax compliance work.

All Other Fees. All other fees consist of subscription fees for technical publications.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the year. The Audit Committee authorized the engagement of PwC on certain tax matters, provided that PwC reports to the Audit Committee Chairman in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by PwC did not impact PwC’s independence in the conduct of its auditing functions.

ITEM 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking our shareholders to cast an advisory vote on the executive compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board of Directors recommends, approves and governs all of the compensation policies and actions for all of our named executive officers. The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholders vote on executive compensation is non-binding, the Compensation Committee and the Board values the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be considered approved if a majority of the shares of common stock present or represented by proxy at the annual meeting vote FOR this item. The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board of Directors unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation for our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2012.

Daniel M. Dickinson, Chairman

Richard H. Glanton

Manuel N. Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to achieve the following key principles:

•	Link incentive compensation to Company performance and increases in shareholder value; and

•	Pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance.

Our Compensation Committee and management are continuously reviewing our compensation practices with these key principles in mind.

Overview and Philosophy

Our executive compensation objective, accomplished through our Compensation Committee, is to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interests of our executives and shareholders.

Our current compensation programs for our executive officers, which include our “named executive officers” listed in the Summary Compensation Table below, were implemented in 2011, and some modifications were made in 2012. We have two incentive plans, an annual incentive plan, or “AIP”, and a long-term plan. The awards for both plans are based primarily on the Company’s financial performance, with the AIP being a cash plan, while the long-term plan awards restricted stock units, or “RSUs,” which vest over four years. The objective of the AIP is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year. The long-term plan offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO and the other named executive officers. The Compensation Committee annually reviews the Chairman and CEO’s performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Dickinson, Glanton and Stamatakis).

The Compensation Committee took an active role in overseeing the design and implementation of the two incentive programs adopted in 2011. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. Also during 2011, the Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the new compensation programs and our peer group and to benchmark both executive compensation and the compensation of non-employee directors. Pay Governance has been retained directly by the Compensation Committee and any services rendered for us are as directed by the Compensation Committee.

In 2012, we modified the plans relating to the establishment of target awards for each executive officer and the award potentials if the financial and individual performance is overachieved or underachieved as compared to targets. In addition, we utilized a benchmarking report and other information provided by Pay Governance in establishing incentive compensation targets. The benchmarking is discussed below.

Components of Executive Compensation for Fiscal 2012

The principal components of our current executive compensation program are base salary, the AIP and the long-term equity incentive awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each individual executive officer in its determination of each individual component of that package. We also provide some benefits, such are car allowances, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed on an annual basis by the Compensation Committee. The Compensation Committee took into account Pay Governance’s reports benchmarking our executive officers’ base salary against a peer group and broader database when determining adjustments to executive officers’ salaries.

The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the AIP and the long-term plan, more than 50% of total compensation for all of our named executive officers is performance-based, and almost 75% of our Chairman & CEO’s compensation is performance-based.

The AIP and long-term compensation plan for our executive officers are based on our budget and internal plan, as described below. The objective of these plans is to link compensation to our performance, particularly our revenue growth and profitability.

The AIP is a cash bonus plan pursuant to which executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus can be earned for that metric.

The long-term compensation plan provides executive officers with the opportunity to earn RSUs based upon our performance against specific metrics. Our performance against these metrics determines the dollar value of the award executive officers will receive, which are paid in RSUs. The RSUs executive officers received vest 25% per year on each one-year anniversary date of the issuance of the RSUs.

Each executive has a target award potential he can earn under each plan, which is a percentage of his base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. The target levels for performance were set at the beginning of the fiscal year based upon management’s internal plan, or budget, for 2012, as reviewed with the Board at the beginning of the fiscal year. These metrics did not take into account any acquisitions that may be made during the fiscal year, and the results of any acquisitions made during the year were excluded for purposes of determining our performance against the target for each metric.

The following are the target awards for our named executive officer under each plan.

		Percentage of Base Salary
Name	Title	AIP	Long-Term
Sotirios J. Vahaviolos	Chairman, President and Chief Executive Officer	85%	200%
Francis T. Joyce	Executive Vice President, Chief Financial Officer and Treasurer	45%	75%
Michael J. Lange	Group Executive Vice President, Services	60%	100%
Dennis Bertolotti	Services President and Chief Operating Officer	50%	80%
Michael C. Keefe	Executive Vice President, General Counsel and Secretary	45%	75%

For fiscal 2012, we used the same performance metrics for both the AIP and the long-term plan. The metrics used were (i) EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related expenses, and other unusual and/or nonrecurring expenses, and accounted for 50% of the award, and (ii) revenue, which accounted for 30% of the award. The remaining 20% of the award potential was based upon the individual executive officer’s performance relative to specific individual objectives. With respect to the Chief Executive Officer, Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the Company’s overall performance accounted for 100% for these two metrics under the AIP (which comprise 80% of the award opportunity). For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the EBITDAS and revenue metrics under the AIP were based 75% on their specific business unit’s or segment’s performance and 25% on the Company’s overall performance. Under the long-term plan, the financial metrics for all executive officers were based 100% on the Company’s overall performance. The revenue and EBITDAS metrics were selected for both the AIP and the long-term program because these are the two primary metrics management and the Board uses to evaluate our performance, and these have been key metrics for several years.

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 113.33% of the target performance level. If performance is between 100% and 113.33% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 7.5% increase in percentage of target award. The Compensation Committee determines the individual performance portion of the award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the awards for the other executive officers.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group. In deciding the companies to include in the peer group, management, the Compensation Committee and Pay Governance focused on companies that are involved in or related to the asset protection industry, and primarily selected firms that, at that time, were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The peer group consisted of the following companies:

Badger Meter Inc.	Cal Dive International, Inc.
CIRCOR International, Inc.	ENGlobal Corp.
Furmanite Corporation	Global Geophysical Services Inc.
Insituform Technologies Inc.[1]	Matrix Service Co.
National Technical Systems Inc.	OYO Geospace Corp.
Team Inc.	T-3 Energy Services Inc.[2]
Versar Inc.

1. Subsequently acquired by Aegion Corporation

2. Subsequently acquired by Robins & Myers, Inc.

In 2011, the Compensation Committee retained Pay Governance to perform a benchmarking study of our executive compensation against the peer group. Pay Governance provided the committee with a report comparing our executive compensation against the peer group and against a national executive compensation survey database, focusing on companies of comparable size, which provided a broader sampling of data points for comparison to the proxy data for the industry specific companies in the peer group. The Compensation Committee retained Pay Governance to provide a report at the conclusion of fiscal 2012 comparing our executive compensation to the updated national executive compensation survey database.

The Compensation Committee used these reports to assess the competiveness of our compensation programs and the various components and to assist the committee in making compensation decisions. The Compensation Committee considered base salaries, target award levels, total cash compensation (base salary and AIP awards), long-term equity compensation, and total compensation in this assessment. Furthermore, the reports provide the Compensation Committee and management with information to assist in the continuing development of our executive compensation programs.

2012 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2012 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary treatment, if any, on August 1, after the conclusion of the fiscal year. This enables the Compensation Committee and the Chairman and CEO to make these decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers were provided with salary treatment effective August 1, 2011, as discussed in our 2011 proxy statement, and their salaries for fiscal 2012 are set forth in the Summary Compensation Table below.

During fiscal 2012, Sotirios Vahaviolos’ base salary was $425,000. Effective August 1, 2012, the Compensation Committee increased Dr. Vahaviolos’ base salary to $437,800, a 3% increase. While his salary is at the low end of the benchmark salary range, the Compensation Committee, with Dr. Vahaviolos’ concurrence, decided to keep his base salary at low end of the range, and provide Dr. Vahaviolos with the opportunity to receive the bulk of his compensation through the performance-based incentive plans.

For our other executive officers, salary increases for fiscal 2013 are generally in line with cost of living increases and are in the range of 3% to 10%, with the high end designed to bring the base salary more in line with the competitive benchmark for the position. The new salaries for our other named executive officers, effective August 1, 2012, are: $255,000 for Francis Joyce; $292,500 for Michael Lange; $240,000 for Dennis Bertolotti; and $230,000 for Michael Keefe.

Annual Incentive Plan

The Company achieved above the target level for revenue, achieving 103.9% of target performance, which resulted in a payout of 129.6% of target award for this metric. However, the Company underachieved for EBITDAS, achieving 97.2% of target performance, which resulted in a payout of 85.9% of the target award for this metric. The Services division overachieved on both metrics, on which a portion of Messrs. Bertolotti’s and Lange’s AIP awards are based. The Services’ revenues were 109.1% of target performance, which resulted in a payout of 168.3% of target award for this metric, and EBITDAS achieved 104.1% of target performance, which resulted in a payout of 130.6% of target award for this metric. All the named executive officers received awards based upon the performance of these metrics calculated in accordance with the plan.

The awards for individual performance for our named executive officers were generally below the target of 20% of individual performance, with Dr. Vahaviolos receiving the lowest, at 10%, or 50% of his target award. The Compensation Committee, with Dr. Vahaviolos’ concurrence, awarded these lower amounts because of the lower level of profitability as a percentage of revenue we achieved in fiscal 2012 as compared to fiscal 2011. For both the Company and the Services division, revenue grew but the EBITDAS lagged behind. In addition, the Company’s operating income as a percentage of revenue decreased in fiscal 2012 as compared to fiscal 2011. While the Compensation Committee recognized that the Company and Services Division had strong results in fiscal 2012, the reduction in profitability as a percentage of revenue warranted individual awards below target award levels.

The 2012 AIP awards for our named executive officers are set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

As stated above, we used the same performance metrics in 2012 for the long-term plan as we used for the AIP. Accordingly, awards under the long-term plan were awarded in the same manner as the AIP with respect to the Company’s overall performance for EBITDAS and revenue. As with the AIP, our named executive officers generally received below the target for individual performance for the same reason as with the AIP awards. Again, Dr. Vahaviolos received the lowest award for individual performance at 50% of target, or 10%.

The value of the 2012 long-term awards granted to the named executive officers and the number of RSUs they received are as follows:

	Long-Term RSU Awards
Name	Value ($)	RSUs (#)
Sotirios Vahaviolos	$780,632	37,244
Francis Joyce	$179,576	8,568
Michael Lange	$274,054	13,075
Dennis Bertolotti	$179,555	8,567
Michael Keefe	$159,633	7,616

These awards were made in August 2012, with the number of RSUs granted being based upon the average of the high and low trading prices of our stock on August 13, 14 and 15, 2012, which was $20.96 per share. These RSUs will vest equally over 4 years, with 25% vesting on each anniversary date of the August 15, 2012 grant. Due to the SEC rules regarding the Summary Compensation Table, these awards are not included in the 2012 Summary Compensation Table because the grants were made in fiscal 2013. However, we consider these awards part of the named executive officers’ compensation for 2012.

Overall Compensation for 2012 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal year, and our performance for that fiscal year. Due to the SEC disclosure rules for the Summary Compensation Table below, the compensation set forth in the table for a particular year does not necessarily align with the actual compensation related to that year. The following table sets forth for fiscal years 2012 and 2011 the compensation decisions related to each of those years. Fiscal 2012 includes the RSUs granted in August 2012 as these awards pertain to and were based upon fiscal 2012 performance. The summary compensation table does not include these amounts, as these awards were made after the end of the fiscal year. The RSUs granted in August 2011 are included in fiscal year 2011 in the table below, as those pertained to fiscal 2011 performance. The summary compensation table includes these grants in fiscal 2012, as these awards were made in fiscal year 2012. Fiscal 2011 below includes the RSUs granted in August 2010, as these were not clearly identified as compensation related to a particular fiscal period. The August 2012 and August 2011 RSU grants are valued at the award amounts determined by the Compensation Committee, which were converted into RSUs using a three day average, as opposed to the value used for stock compensation accounting under FASB ASC Topic 718, as required by the SEC rules for summary compensation table disclosure.

Compensation Related to Fiscal 2012 and 2011

(All amounts in $ except fiscal year)

Name	Fiscal Year	Salary	AIP (1)	Long- term RSUs (2)	August 2010 RSUs	Option Awards (3)	All Other	Total
Sotirios Vahaviolos	2012	424,679	331,771	780,632	—	—	24,038	1,561,120
	2011	376,154	318,750	750,000	302,400	—	26,087	1,773,391

Francis Joyce	2012	245,706	104,965	179,576	—	—	14,799	545,046
	2011	203,481	150,000	172,600	—	156,475	6,716	689,172

Michael Lange	2012	283,292	204,021	274,054	—	—	11,410	772,777
	2011	272,250	198,000	264,000	136,080	—	18,383	888,713

Dennis Bertolotti	2012	231,360	141,744	179,555	—	—	11,569	564,228
	2011	222,363	140,140	183,260	110,880	—	44,700	701,343

Michael Keefe	2012	208,889	95,780	159,633	—	—	13,230	477,532
	2011	199,560	150,000	172,080	50,400	—	11,194	583,234

(1)	The amounts in this column represent the cash payments under the AIP made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officers during the fiscal year.
(2)	The amounts in this column represent the value earned under the long-term plan for performance in that fiscal year. These amounts are ultimately awarded in RSUs after the end of the fiscal year, and are reported in the summary compensation table as compensation for the year the grant is actually award, which is the following fiscal year, based upon the value required for stock compensation pursuant to FASB ASC Topic 718.
(3)	Represents grant date fair value of stock options, calculated using the Black-Scholes option valuation model (as reported in the summary compensation table), awarded to Mr. Joyce upon his joining us as our CFO in July 2010.

Role of Executive Officers in Setting Compensation

As our founder and Chairman and CEO since inception, Dr. Vahaviolos has traditionally had a role in setting compensation for executive officers. Dr. Vahaviolos has been operating in the NDT and asset protection industry for more than 30 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2012, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as Dr. Vahaviolos’ input and guidance as to compensation treatment for other executive officers is vital for the Compensation Committee.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

Effective September 1, 2009, we entered into an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has a term of four years until August 31, 2013, and will automatically renew for successive one-year periods in the absence of an election by either party to terminate. The employment agreement is described further under “Vahaviolos Employment

Agreement” and “Potential Payments upon Termination of Employment.” We currently have no employment agreements or severance arrangements with our other named executive officers, although we may in the future enter into employment agreements or adopt severance or change in control policies.

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive officers, and directors from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) holding our securities in margin accounts.

Continuing Review of Compensation Practices

We continue to review our compensation practices and programs and expect to make changes going forward. One area we expect to address is modifying our metrics to provide additional incentives for profitability. For fiscal 2013, the Compensation Committee has added a metric for the AIP that measures EBITDAS as a percentage of revenue to provide incentives for attaining profitable growth. In addition, the Compensation Committee is changing the metrics for the long-term plan by replacing the existing metrics, which are the same used for the AIP, with metrics such as return on tangible invested capital and earnings per share growth.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the next three most highly compensated executive officers in fiscal 2012. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa- tion ($)(3)	All Other Compensa- tion ($)(4)	Total ($)
Sotirios J. Vahaviolos	2012	424,679	—	789,094	—	331,771	24,038	1,569,582
Chairman, President and Chief	2011	376,154	—	302,400	—	318,750	26,087	1,023,391
Executive Officer	2010	345,000	125,000	—	9,712,500	—	22,638	10,205,138

Francis T. Joyce	2012	245,706	—	181,487	—	104,965	14,799	546,957
Executive Vice President, Chief	2011	203,481	—	—	156,475	150,000	6,716	516,672
Financial Officer and Treasurer

Michael J. Lange	2012	283,292	—	277,762	—	204,021	11,410	776,485
Group Executive Vice President,	2011	272,250	—	136,080	—	198,000	18,383	624,713
Services	2010	259,146	85,000	—	841,750	—	19,938	1,205,834

Dennis Bertolotti	2012	231,360	—	192,804	—	141,744	11,569	577,477
President and Chief Operating	2011	222,363	—	110,880	—	140,140	44,700	518,083
Officer, Services	2010	202,464	80,000	—	—	—	13,608	296,072

Michael C. Keefe	2012	208,889	—	181,056	—	95,780	13,230	498,955
Executive Vice President,	2011	199,560	—	50,400	—	150,000	11,194	411,154
General Counsel and Secretary	2010	93,568	20,000	—	189,987	—	6,094	309,649

(1)	This column represents the fair market value of RSUs based on the closing price on the grant date.

(2)	Represents grant date fair value of stock options, calculated using the Black-Scholes option valuation model. The valuation assumptions used to determine these amounts are described under “Stock-based compensation” in Note 2 to our audited financial statements for the year ended May 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on August 14, 2012.

(3)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officers during the fiscal year.

(4)	All Other Compensation in 2012 included the following: $14,158 of vehicle allowance and $8,885 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $5,825 of vehicle allowance and $7,964 of matching contributions under our 401(k) plan for Mr. Joyce; $5,874 of vehicle allowance and $4,377 of matching contributions under our 401(k) plan for Mr. Lange: $5,860 of vehicle allowance and $4,762 of matching contributions under our 401(k) plan for Mr. Bertolotti; and $5,825 of vehicle allowance and $6,552 of matching contributions under our 401(k) plan for Mr. Keefe.

Note about the Summary Compensation Table: The SEC disclosure rules require that the Summary Compensation Table include in each year the aggregate fair value, as of the grant date, of all stock, option or other equity awards granted during that year. In August 2012, subsequent to our May 31, 2012 fiscal year end, we granted RSUs to our named executive officers as part of their 2012 compensation. These grants were based upon our performance in 2012 against financial performance metrics and the performance of the individual named executive officers during 2012. As a result of the grants being made after the end of fiscal 2012, these RSUs do not appear in the table, but will appear in the table next year as 2013 awards. Similarly, in August 2011, after the end of our 2011 fiscal year, we granted RSUs to our named executives as part of their 2011 compensation. As a result of the grants being made during fiscal 2012, these RSUs do not appear in the table as 2011 awards, but appear in the table as 2012 awards and are part of the total compensation for 2012. Accordingly, the Summary Compensation Table does not fully align certain equity awards with the fiscal years for which equity awards relate. See the Compensation Discussion and Analysis for a discussion about executive compensation decisions for 2012.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides information regarding grants of plan-based awards to our named executive officers in fiscal 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (3)
Sotirios J. Vahaviolos.	8/15/2011				40,301	789,094
	(1)	180,625	361,250	722,500
	(2)	425,000	850,000	1,700,000

Francis T. Joyce	8/15/2011				9,269	181,487
	(1)	55,631	111,263	222,525
	(2)	92,719	185,438	370,875

Michael J. Lange	8/15/2011				14,186	277,762
	(1)	84,900	169,800	339,600
	(2)	141,500	283,000	566,000

Dennis Bertolotti	8/15/2011				9,847	192,804
	(1)	57,943	115,885	231,770
	(2)	92,708	185,416	370,832

Michael C. Keefe.	8/15/2011				9,247	181,056
	(1)	47,025	94,050	188,100
	(2)	78,375	156,750	313,500

(1) Amounts are potential payouts under the Company’s annual incentive plan for executive officers for fiscal 2012, which are based on Company and individual performance goals. The threshold assumes minimum corporate performance and individual award, which pays at 50% of target award; maximum assumes corporate performance at or above the levels needed for maximum payout and maximum awards for individual performance, which pays out at 200% of target award level. The actual awards for fiscal 2012 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2012.

(2) Amounts are potential payouts under the Company’s long-term plan for executive officers for fiscal 2012, which are based on Company and individual performance goals. The threshold assumes minimum corporate performance and individual award, which pays at 50% of target award; maximum assumes corporate performance at or above the levels needed for maximum payout and maximum awards for individual performance, which pays out at 200% of target award level. The plan resulted in the award of RSUs which were awarded August 15, 2012, after the end of fiscal 2012. The award are established in dollar values, and the amount of RSUs granted were based on the dollar value of the award, using the average of the high and low trading prices of our common stock on August 13, 14 and 15, 2012, the first three days of the trading period pursuant to our insider trading policy after the release of our fiscal 2012 results. This formula for determining the price used for calculating the number of RSUs granted was part of the approval of the awards by the Compensation Committee. Because the awards are based upon dollar values, not share or unit numbers, these awards are included under non-equity awards. However, as disclosed in the note to the Summary Compensation Table, because these awards are paid in equity grants, these are not included in the Summary Compensation Table as the grants were made after the end of fiscal 2012 but instead will be included in the Summary Compensation Table for 2013 as 2013 stock awards. The actual awards granted to our named executive officers are disclosed in the “Compensation Discussion and Analysis” – “2012 Compensation” – “Long-Term Incentives.”

(3) The amount in this column represents the aggregate grant date fair value under FASB ASC 718, based upon the closing price of our common stock on the August 15, 2011 grant date. However, these grants were made based upon a dollar value each named executive officer earned based upon the Company’s performance and accomplishment of individual goals in fiscal 2011. The awards were then made in fiscal 2012 (August 2011), using the dollar value of the award and granting each named executive officer RSUs based upon the average of the high and low trading prices during the three day period of August 11, 12 and 15, 2011, the first three days of the trading period pursuant to our insider trading policy after the release of our fiscal 2011 results. This formula for determining the price used for calculating the number of RSUs granted was part of the approval of the awards by the Compensation Committee. The dollar value earned under the Company’s compensation plan for each named executive officer was as follows: Dr. Vahaviolos – $750,000; Mr. Joyce – $172,500; Mr. Lange – $264,000; Mr. Bertolotti – $183,260; and Mr. Keefe – $172,080. The average stock price used for determining the number of RSUs, based upon the average trading price as describe above, was $18.61, while the closing price on the grant date was $19.58.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2012:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market Value of shares or units of stock that have not vested ($)
Sotirios J. Vahaviolos	975,000	975,000	13.46	9/01/2019	62,801	1,415,535
Francis T. Joyce	8,750	26,250	10.03	7/13/2020	9,269	208,923
Michael J. Lange	97,108	42,250	13.46	7/21/2019	24,311	547,970
Dennis Bertolotti	19,500	6,500	10.00	4/09/2019	18,097	407,906
Michael C. Keefe	1,459	13,854	14.67	12/28/2019	12,997	292,952

(1)	The options vest in four equal annual installments commencing on the first anniversary of the date of the award, except for the options granted to Mr. Keefe, which vest as to 25% of the shares on the first anniversary date of the award and the remaining 75% vest ratably over the following 36 months, until fully vested on the fourth anniversary date of the award.

(2)	The RSUs vest in four equal annual installments commencing on the first anniversary of the date of the award.

Option Exercises and Stock Vesting in Fiscal 2012

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sotirios J. Vahaviolos	––	––	7,500	133,050
Francis T. Joyce	––	––	––	––
Michael J. Lange	29,642	300,176	3,375	59,872
Dennis Bertolotti	––	––	2,750	48,785
Michael C. Keefe	19,687	165,389	1,250	22,175

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

As of the end of fiscal 2012, none of our named executive officers other than Dr. Vahaviolos was entitled to receive any benefits in connection with a termination of employment. The following summarizes the payments and benefits that would be owed by us to Dr. Vahaviolos upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2012.

Event	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$425,000	$693,021	$10,268,535	$67,205	$11,453,761

Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$850,000	$1,054,271	$10,268,535	$67,205	$12,240,011

Disability or death	$212,500	$331,771	$10,268,535	$28,417	$10,841,223

(1)	All three situations include fiscal 2012 bonus of $331,771. Dr. Vahaviolos is also entitled to one year (two years in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus of $331,771 in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason.

(2)	Dr. Vahaviolos’ unvested stock options and restricted stock units vest upon the termination of his employment for any of the events listed above. The closing price of our common stock on May 31, 2012 was $22.54 per share, and Dr. Vahaviolos had 975,000 unvested options with an exercise price of $13.46 per share and 62,801 restricted stock units as of May 31, 2012.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50 miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has an initial term of four years, until August 31, 2013, and is automatically renewable for successive one-year periods in the absence of an election by either party to terminate. The employment agreement provides for an initial annual base salary of $345,000, subject to annual review by the Compensation Committee. Dr. Vahaviolos is entitled to annual short-term incentive opportunities targeted at 75% of his annual base salary. Under his employment agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock with an exercise price equal to $13.46 per share pursuant to our 2007 Stock Option Plan. The options are subject to a four-year vesting schedule, with 25% of the options vesting upon each of the first, second, third and fourth anniversary of the award.

Under his employment agreement, Dr. Vahaviolos is entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under “Potential Payments upon Termination of Employment” above. If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits to which he is entitled under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

We currently have no employment agreements with our other named executive officers.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2013 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 20, 2013, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 20, 2013 in our proxy materials for the 2013 annual meeting.

A shareholder may also nominate directors or have other business brought before the 2013 annual meeting by submitting the nomination or proposal to us on or after June 17, 2013, and on or before July 17, 2013, in accordance with Section 2.14 of our bylaws. If, however, our 2013 annual shareholders meeting is held before September 15, 2013 or after December 14, 2013, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle ( 1/4 of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately  1/2 mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

MISTRAS GROUP, INC.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, October 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

195 CLARKSVILLE ROAD
PRINCETON JUNCTION, NJ 08550

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, October 14, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR ALL the director nominees listed in Proposal 1:			☐	☐	☐
1.	Election of Directors Nominees
01	Daniel M. Dickinson 02 James J. Forese 03 Richard H. Glanton 04 Michael J. Lange 05 Ellen T. Ruff
06	Manuel N. Stamatakis 07 Sotirios J. Vahaviolos
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.

To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2013.

								☐	☐	☐
3.	Approval of an advisory vote on the compensation of our named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change / comments, mark here.

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement, and the Annual Report is/are available at www.proxyvote.com.

MISTRAS GROUP, INC.
Annual Meeting of Shareholders
October 15, 2012 5:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Sotirios Vahaviolos, Michael Keefe, and Francis Joyce and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 15, 2012, at 195 Clarksville Road Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side